Exhibit (h)(5)(e)

AMENDMENT TO PARTICIPATION AGREEMENT

Modern Woodmen of America (“Modern Woodmen”), a fraternal benefit society organized under the laws of the State of Illinois, on behalf of itself and certain of its segregated asset accounts; MWA Financial Services, Inc., an affiliate of Modern Woodmen and the principal underwriter of certain variable annuity contracts (together with Modern Woodmen, the “Company”); Eaton Vance Distributors, Inc. (“EVD”); and Calvert Variable Products, Inc. (the “Fund”), a Maryland corporation, on its behalf and on behalf of each Portfolio set forth on Schedule A to the participation agreement dated December 30, 2016, which adopted and affirmed the terms of a certain participation agreement dated October 29, 2001 except as set forth therein (the “Participation Agreement”).  This Amendment (the “Amendment”) to the Participation Agreement is effective as of May 1, 2021, by and among the Company, on its own behalf and on behalf of the separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), the Fund and EVD (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Account that issues variable annuity contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Account, has certain obligations pursuant to Rule    30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS,  paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A; and

WHEREAS, the Parties desire to update existing Schedule A to the Participation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and EVD hereby agree to amend the Participation Agreement as follows:

1.                                      Provision of Fund Documents; Website Posting.

(a).        Fund Documents.  The Fund and EVD are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)                                     Summary Prospectus for the Portfolios;

(ii)                                  Statutory Prospectus for the Portfolios;

(iii)                               Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)                              Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)                                 Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)                              Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).  The Fund and EVD shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the Company’s website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolios’ securities and the Variable Contracts.

(ii).   The Fund and EVD shall provide the Shareholder Reports and Portfolio Holdings to the Company on a timely basis (to facilitate the Company’s website posting) but no later than 5 days before the Required Materials are required to be posted under Rule 30e-3.

(c).      Format of Fund Documents.   The Fund and EVD shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)  are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).      Website Hosting.  The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and EVD fulfill their obligations under this Amendment.

(e).       Use of Summary Prospectuses.

(i).           The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).          The Fund and EVD shall ensure that a summary prospectus is used for the Portfolios to facilitate the Company’s compliance with paragraph (j)(1)(ii) of Rule 498A.

2.                                      (a).          Website Hosting Fee (Expense Allocation).  The Company shall bear the costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company. Content of Fund Documents.  The Fund and EVD shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and EVD shall be responsible for ensuring that the Fund Documents as provided to the Company:

(i). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(ii). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.       Provision of Fund Documents for Paper Delivery.

(a).          At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

4.                                      Portfolio Expense and Performance Data.  The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance, as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts.

5.                                      Expenses.  Expenses associated with providing, printing and distributing the Fund Documents shall be allocated in accordance with Schedule C attached hereto, which supersedes and replaces in its entirety Schedule C to the Participation Agreement.

6.                                      Construction of this Amendment; Participation Agreement.

(a).          This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the U.S. Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).          To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.                                      Termination. This Amendment shall terminate upon the earlier of:

(a).          termination of the Participation Agreement; or

(b).          60 days written notice from any Party to the other Parties.

8.                                      Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.                                      Schedule A.  The Sections entitled “SEPARATE ACCOUNTS UTILIZING THE FUNDS” and “CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS” on Schedule A to the October 29, 2001 Participation Agreement are hereby amended to state as follows:

SEPARATE ACCOUNTS UTILIZING THE FUNDS

Modern Woodmen of America Variable Annuity Account

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

Individual Flexible Premium Deferred Variable Annuity Contract

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

MODERN WOODMEN OF AMERICA, on behalf of itself and the Account

/s/ W. Kenny Massey
Print Name: W. Kenny Massey
Title: President
Date: July 14, 2021

MWA FINANCIAL SERVICES, INC.

/s/ Clint Pogemiller
Print Name: Clint Pogemiller
Title: President
Date: July 14, 2021

CALVERT VARIABLE PRODUCTS, INC.

/s/ A. John Murphy
Print Name: A. John Murphy
Title: Assistant Secretary
Date: July 14, 2021

EATON VANCE DISTRIBUTORS, INC.

/s/ Deidre E. Walsh
Print Name: Deidre E. Walsh
Title: Secretary
Date: July 14, 2021

Schedule C

EXPENSE ALLOCATIONS

Company	Fund/EVD
preparing and filing the Account’s registration statement text composition for Account prospectuses and supplements	preparing and filing the Fund’s registration statement text composition for Fund prospectuses and supplements

text alterations of prospectuses (Account) and supplements (Account) printing Account and Fund prospectuses and supplements	text alterations of prospectuses (Fund) and supplements (Fund) a camera ready Fund prospectus

text composition and printing Account SAIs mailing and distributing Account SAIs to policy owners and prospective purchasers upon request	text composition and printing Fund SAIs mailing and distributing Fund SAIs to policy owners and prospective purchasers upon request mailing and distributing prospectuses (Account and Fund) and supplements (Account and Fund) to policy owners of record as required by Federal Securities Laws and to prospective purchasers; mailing and distributing Fund prospectuses and supplements to prospective purchasers; text composition (Account), printing, mailing, and distributing annual and semi-annual reports for Account when requested (Fund and Account, as applicable); printing, mailing and distributing notices of availability of fund annual and semi-annual reports (“Notices”)

text composition of annual and semi-annual reports and providing a PDF of such documents (Fund)

Printing, mailing and distribution of portfolio holdings for most recent first and third fiscal quarters	providing a PDF of portfolio holdings for most recent first and third fiscal quarters text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to policy owners with respect to proxies related to the Account preparation, printing and distributing sales material and adve1iising relating to the Funds, insofar as such materials relate to the Contracts and filing such materials with and obtaining approval from, the SEC, FINRA, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required text composition, printing, mailing, distributing and tabulation of proxy statements and voting instruction solicitation materials to policy owners with respect to proxies related to the Fund